EXHIBIT 99.4

News Release

Investor Contact	Media Contact
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Updates Q4 and Full Year 2004 EPS Guidance Including Lease-Related Accounting Adjustments

Company guides toward full year 2005 consolidated EPS of $1.85 to $1.92

Ann Arbor, Mich., Feb. 9, 2005 —Borders Group Inc. (NYSE: BGP) today provided updated fiscal fourth quarter and full year 2004 consolidated earnings per share guidance for the period ended Jan. 23, 2005. For the fourth quarter, Borders Group expects consolidated earnings per share of $1.61 to $1.62 and anticipates full year 2004 consolidated earnings per share of $1.68 to $1.69. These projected ranges are inclusive of the impact of lease-related accounting adjustments the company has made, which were not contemplated in previous guidance, and are described here under “Lease-Related Accounting Adjustments.” Management’s previous guidance was for consolidated earnings per share of $1.60 to $1.62 for the fourth quarter and $1.69 to $1.72 for the full year 2004. The lease-related accounting adjustments made by Borders Group reduced 2004 full year earnings per share by approximately $0.03 while reducing fourth quarter consolidated earnings per share by approximately $0.01.

Looking ahead, management also guided toward full year 2005 consolidated earnings per share of $1.85 to $1.92. This projection represents an increase in consolidated earnings per share of 10% to 14% over 2004.

2004 Sales Results

At a record $3.88 billion, total consolidated sales for the full year 2004 were up 4.9% over 2003. For the fourth quarter 2004, total consolidated sales were $1.37 billion, which represents an increase of 4.3% over the same period in 2003. Sales at domestic Borders superstores were $2.59 billion for the full year, up 4.8% over 2003 and were $854.7 million for the fourth quarter, a 3.3% increase over the prior year.

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Borders Group-2004 Sales/2005 Guidance-2

The Waldenbooks segment generated full year 2004 sales of $779.9 million, a 5.0% decrease from 2003. Fourth quarter 2004 sales at Waldenbooks were $328.5 million, representing a 3.5% decrease from the year prior.

Total sales in the International segment for the full year 2004 increased by 25.3% to $510.7 million. In the fourth quarter, total International sales were $185.1 million, a 27.7% increase over the same period last year. Excluding the impact of foreign currency translation, total International sales would have increased by 14.9% for the full year 2004 and 20.1% for the fourth quarter. At the close of fiscal year 2004, International segment sales represented 13% of Borders Group’s total consolidated sales.

Comparable store sales at Borders superstores were .6% for the full year 2004 and were .8% for the fourth quarter. Waldenbooks’ comparable store sales were –2.0% for the full year 2004 and were –1.6% for the fourth quarter.

“Overall, our financial performance in 2004 was in-line with our long-term goals,” said Borders Group Chief Executive Officer Greg Josefowicz. “Moving forward, we will build upon the strategies that worked well in 2004, including a clear emphasis on books as the centerpiece of our customer offering and focused efforts to market our brand. In addition, we will continue to open new Borders superstores around the globe and to expand the store remodel program, including the addition of Seattle’s Best Coffee and Paperchase brands. We are committed to the continuation of these initiatives and others to drive long-term growth that will require investment throughout the first half of the year with expected benefits beginning in the second half of 2005.”

2005 Outlook

As previously announced, fiscal 2005 will be a 53-week year with a fourth quarter of 14 weeks.

Full-Year 2005 Sales Projection

•	2005 consolidated sales are expected to increase by approximately 7%.
•	Comparable store sales for Borders are expected to increase in the low single digits for the full year.
•	The company plans to open approximately 15 to 20 new Borders superstores in the U.S. in 2005. In addition, approximately 80 to 100 Borders superstores will be remodeled. New stores opened in 2005 and the majority of remodeled stores will feature Seattle’s Best Coffee and Paperchase.
•	Comparable store sales for Waldenbooks are expected to be flattish for the full year.

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Borders Group-2004 Sales/2005 Guidance-3

•	The company plans to selectively update and re-brand 75 to 100 Waldenbooks stores to Borders Express as an extension of a market test that began in 2004.
•	Total 2005 International segment sales are expected to increase by approximately 20% to 25% over the prior year. Borders Group plans to open approximately 10 to 12 new International stores in 2005 primarily in the U.K. and Australia. The first Borders store in Malaysia, which will be operated by Berjaya Group Berhad, will open in April 2005.

Full-Year Earnings Projection

•	Management projects that full year 2005 consolidated earnings per share will range from $1.85 to $1.92, representing an increase of 10% to 14% over the expected full year 2004 consolidated earnings per share of $1.68 to $1.69. This projected range excludes the impact of stock option expense, expected to be approximately $0.02, and includes the impact of lease-related accounting adjustments, which the company estimates to be $0.02 per share. Additionally, the projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of $0.08 to $0.10 per share, which is higher than the $0.04 to $0.05 per share expected in 2004 due to asset write-offs and accelerated depreciation related to renovation of existing stores including the addition of Seattle’s Best Coffee. Overall, Borders Group expects non-operating adjustments in 2005 to be comprised primarily of these costs as well as store asset impairments and store closing costs.

Q1 2005 Sales and Earnings Outlook

•	Consolidated earnings per share for the first quarter of 2005 ending April 23 are expected to range from $0.00 to $0.02. The earnings projection includes the impact of non-operating adjustments, estimated to be an after-tax charge of approximately $0.02 per share. These first quarter non-operating adjustments are expected to result primarily from asset write-offs and accelerated depreciation related to the addition of Seattle’s Best Coffee. The projection also includes the impact of lease-related accounting adjustments, which the company estimates to be approximately one-half penny per share.
•	First quarter comparable store sales at Borders stores are expected to increase in the low single digits.
•	First quarter comparable store sales at Waldenbooks are expected to decrease in the low single digits.
•	Total International sales are expected to increase by approximately 20% to 25% in the first quarter.

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Borders Group-2004 Sales/2005 Guidance-4

Share Repurchase

Consistent with Borders Group’s continued commitment to drive shareholder value, the company’s Board of Directors has approved a new company stock repurchase authority. The company will have available to it $250 million plus proceeds and tax benefits from stock option exercises for the purchase of common stock. Purchases will be made primarily through open market transactions, subject to market conditions and trading. The new authorization replaces the most recent authorization of $150 million, which the company exhausted. For fiscal 2004, the company repurchased stock totaling $177 million.

Lease-Related Accounting Adjustments

In light of announcements made by a number of public companies regarding lease accounting and a recently issued SEC clarification on the subject, Borders Group has evaluated its lease accounting practices and is correcting its accounting for leases. Specifically, the company is correcting its computation of depreciation of leasehold improvements and the classification of landlord allowances related to leasehold improvements.

For Borders superstores opened through fiscal 1999, the company was depreciating leasehold improvements over 20 years regardless of the initial lease term. For Borders superstores opened after fiscal 1999, in accordance with GAAP, the company has depreciated leasehold improvements over the shorter of the initial lease term or the leasehold improvements’ economic useful lives. The corrections will reduce earnings per share by approximately $0.03 in 2004 and by approximately the same amount in the three previous fiscal years. The adjustment to earnings per share in each of these years is non-cash and approximately 2%. The company estimates the impact in 2005 to be $0.02 per share, and as previously stated, has included this impact in 2005 management guidance. In addition, the company will reduce beginning shareholders’ equity in 2004 by approximately $15 million or 1%.

The company will also be correcting the method of classifying landlord allowances. For certain new stores, the company receives funding from landlords for the construction of the leasehold improvements. Historically, landlord allowances have been classified on the company’s balance sheets as reductions of property and equipment, and have been classified as a reduction in capital expenditures on the company’s statements of cash flows. However, Borders Group will now classify landlord allowances as a deferred rent liability on the balance sheets, and as an operating activity on the statements of cash flows. As of 2004 fiscal year end, property and equipment on the balance sheet will increase by approximately $117 million, and other long-term liabilities will increase by the same dollar amount. This correction will have no material impact on the company’s statements of operations in 2004 or prior years and will not impact historical or future net cash flows.

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Borders Group-2004 Sales/2005 Guidance-5

Next Financial Release

Borders Group will issue final fourth quarter and full year 2004 results, including segment earnings data, after market close March 10.

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group is a leading global retailer of books, music and movies with more than 1,200 stores worldwide. More detailed information on the company is available at www.bordersgroupinc.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as "projected," "expected," "estimated," "look," "continuing," "plans," "guidance," "will," "may," "intends," "anticipates," and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company's future financial performance (including sales and earnings guidance), its plans relating to store openings, closings and remodels, the addition of the Seattle’s Best Coffee and Paperchase brands to new and certain remodeled stores and its intentions with respect to dividend payments and share repurchases. These statements also address the anticipated impact of the lease-related accounting adjustments described in this release.

These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company's forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company's products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company's strategic initiatives, including international expansion; the stability and capacity of the company's information systems; and changes in foreign currency exchange rates. With respect to the anticipated impact of the lease-related accounting adjustments, the risks also relate to the finalization and audit of the applicable amounts, which have not yet been completed.

Exhibit 99.1 to the company's Form 10-Q for the fiscal quarter ended Oct. 24, 2004 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

Borders Group, Inc. Financial Statements
(dollars in millions)

Unaudited Sales Summary

	13 Weeks Ended			52 Weeks Ended
	January 23, 2005	January 25, 2004	% Change	January 23, 2005	January 25, 2004	% Change

Borders	$854.7	$827.0	3.3%	$2,588.9	$2,470.2	4.8%
Waldenbooks	328.5	340.4	-3.5%	779.9	820.9	-5.0%
International	185.1	145.0	27.7%	510.7	407.5	25.3%
Total sales	$1,368.3	$1,312.4	4.3%	$3,879.5	$3,698.6	4.9%

Comparable Store Sales
Borders	0.8%	2.5%		0.6%	0.5%
Waldenbooks	(1.6%)	0.3%		(2.0%)	(0.6%)

Store Activity Summary

	Quarter Ended		Year Ended
	January 23,	January 25,	January 23,	January 25,
	2005	2004	2005	2004
Borders Superstores
Beginning number of stores	459	436	445	404
Openings	4	9	19	41
Closings	(1)	-	(2)	-

Ending number of stores	462	445	462	445

Waldenbooks Stores
Beginning number of stores	710	750	716	778
Openings	5	1	5	5
Closings	(29)	(35)	(38)	(67)

Ending number of stores	683	716	683	716

Borders International Stores
Beginning number of stores	39	37	37	30
Openings	3	-	5	7

Ending number of stores	42	37	42	37

Books, etc International Stores
Beginning number of stores	36	36	36	37
Openings	-	-	1	1
Closings	(1)	-	(2)	(2)

Ending number of stores	35	36	35	36